Exhibit 99.1

Press Release

COSTCO WHOLESALE CORPORATION REPORTS SECOND QUARTER AND YEAR-TO-DATE

OPERATING RESULTS FOR FISCAL 2018 AND FEBRUARY SALES RESULTS

ISSAQUAH, Wash., March 7, 2018 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced its operating results for the second quarter (twelve weeks) and the first 24 weeks of fiscal 2018, ended February 18, 2018.

Net sales for the quarter increased 10.8 percent, to $32.28 billion from $29.13 billion last year. Net sales for the first 24 weeks of fiscal 2018 increased 12.0 percent, to $63.40 billion from $56.60 billion last year.

The Company gained an incremental sales day in the quarter due to the shift of Thanksgiving, however pre-Thanksgiving and Black Friday holiday weekend sales fell in the first quarter this year, versus the second quarter last year. This negatively impacted this year’s second quarter sales by approximately 1.4% in the U.S., and slightly less worldwide and negatively impacted E-commerce sales by approximately 7-8%.

Comparable sales for the second quarter and the twenty-four-week year-to-date periods ended February 18, 2018, were as follows:

	12 Weeks	12 Weeks	24 Weeks	24 Weeks
	Fiscal Quarter	Fiscal Quarter	Fiscal Year	Fiscal Year
		w/o gas inflation & FX		w/o gas inflation & FX
U.S.	7.1%	5.7%	8.7%	7.1%
Canada	8.7%	2.5%	10.0%	3.4%
Other International	15.7%	7.4%	13.0%	7.8%
Total Company	8.4%	5.4%	9.4%	6.6%

E-commerce	28.5%	27.3%	35.0%	33.7%

Reported net income for the quarter was $701 million, or $1.59 per diluted share, compared to $515 million, or $1.17 per diluted share, last year. Earnings per share increased $0.17 due to a net income tax benefit of $74 million, as a result of the new tax laws. Excluding this benefit, net income grew 22%. Net income for the first 24 weeks of fiscal year 2018 was $1.34 billion, or $3.04 per diluted share, compared to $1.06 billion, or $2.41 per diluted share, last year.

For the four-week reporting month of February, ended March 4, 2018, the Company reported net sales of $10.21 billion, an increase of 12.8 percent from $9.05 billion during the similar period last year. For the twenty-six week period ended March 4, 2018, net sales were $68.51 billion, an increase of 12.0 percent from $61.18 billion during the similar period last year. Lunar New Year/Chinese New Year occurred in February this year (as compared to January last year). This positively impacted February sales by approximately 4.5% for Other International and a little more than 0.5% for Total Company.

Press Release

Comparable sales for the February four-week and twenty-six-week year-to-date periods ended March 4, 2018, were as follows:

	4 Weeks	4 Weeks	26 Weeks	26 Weeks
	Retail Month	Retail Month	Fiscal Year	Fiscal Year
		w/o gas inflation & FX		w/o gas inflation & FX
U.S.	9.0%	7.5%	8.6%	7.1%
Canada	8.4%	3.2%	9.8%	3.3%
Other International	22.2%	14.1%	13.1%	7.7%
Total Company	10.5%	7.7%	9.4%	6.6%

E-commerce	38.1%	37.0%	35.3%	33.9%

Costco currently operates 749 warehouses, including 519 in the United States and Puerto Rico, 98 in Canada, 38 in Mexico, 28 in the United Kingdom, 26 in Japan, 14 in Korea, 13 in Taiwan, nine in Australia, two in Spain, one in Iceland and one in France. Costco also operates e-commerce web sites in the U.S., Canada, the United Kingdom, Mexico, Korea and Taiwan.

A conference call to discuss these results is scheduled for 2:00 p.m. (PT) today, March 7, 2018, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (including health care costs), energy and certain commodities, geopolitical conditions, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update these statements, except as required by law.

CONTACTS: Costco Wholesale Corporation

Richard Galanti, 425/313-8203

Bob Nelson, 425/313-8255

David Sherwood, 425/313-8239

Press Release

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	12 Weeks Ended		24 Weeks Ended
	February 18, 2018	February 12, 2017	February 18, 2018	February 12, 2017
REVENUE
Net sales	$32,279	$29,130	$63,396	$56,599
Membership fees	716	636	1,408	1,266

Total revenue	32,995	29,766	64,804	57,865
OPERATING EXPENSES
Merchandise costs	28,733	25,927	56,350	50,215
Selling, general and administrative	3,234	2,980	6,458	5,920
Preopening expenses	12	15	29	37

Operating income	1,016	844	1,967	1,693
OTHER INCOME (EXPENSE)
Interest expense	(37)	(31)	(74)	(60)
Interest income and other, net	7	(4)	29	22

INCOME BEFORE INCOME TAXES	986	809	1,922	1,655
Provision for income taxes	273	288	558	579

Net income including noncontrolling interests	713	521	1,364	1,076
Net income attributable to noncontrolling interests	(12)	(6)	(23)	(16)

NET INCOME ATTRIBUTABLE TO COSTCO	$701	$515	$1,341	$1,060

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$1.60	$1.17	$3.06	$2.42

Diluted	$1.59	$1.17	$3.04	$2.41

Shares used in calculation: (000’s)
Basic	439,022	439,127	438,494	438,567
Diluted	441,568	440,657	441,201	440,568

Cash dividends declared per common share	$0.50	$0.45	$1.00	$0.90

Press Release

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in millions, except par value and share data)

(unaudited)

Subject to Reclassifications

	February 18, 2018	September 3, 2017
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,781	$4,546
Short-term investments	1,049	1,233
Receivables, net	2,001	1,432
Merchandise inventories	10,671	9,834
Other current assets	397	272

Total current assets	18,899	17,317

PROPERTY AND EQUIPMENT
Land	6,129	5,690
Buildings and improvements	15,740	15,127
Equipment and fixtures	7,025	6,681
Construction in progress	909	843

	29,803	28,341
Less accumulated depreciation and amortization	(10,754)	(10,180)

Net property and equipment	19,049	18,161

OTHER ASSETS	755	869

TOTAL ASSETS	$38,703	$36,347

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$10,061	$9,608
Accrued salaries and benefits	2,997	2,703
Accrued member rewards	1,023	961
Deferred membership fees	1,656	1,498
Other current liabilities	3,176	2,725

Total current liabilities	18,913	17,495
LONG-TERM DEBT, excluding current portion	6,505	6,573
OTHER LIABILITIES	1,232	1,200

Total liabilities	26,650	25,268

COMMITMENTS AND CONTINGENCIES
EQUITY
Preferred stock $.01 par value; 100,000,000 shares authorized; no shares issued and outstanding	0	0
Common stock $.01 par value; 900,000,000 shares authorized; 438,883,000 and 437,204,000 shares issued and outstanding	4	4
Additional paid-in capital	5,920	5,800
Accumulated other comprehensive loss	(897)	(1,014)
Retained earnings	6,727	5,988

Total Costco stockholders’ equity	11,754	10,778
Noncontrolling interests	299	301

Total equity	12,053	11,079

TOTAL LIABILITIES AND EQUITY	$38,703	$36,347